Reed’s, Inc. Announces Third Quarter 2019 Financial Results

Core brand gross sales increased 5%, including 22% volume growth of the Virgil’s brand

NORWALK, CT, November 13, 2019 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal third quarter ended September 30, 2019.

Highlights for the Third Quarter of 2019

●	Consistent with the preliminary net sales results released on September 30, 2019, third quarter net sales were $8.7 million, a 19% decrease compared with the prior year due to the sale of the private label business at the end of 2018 and the discontinuation of non-core products, which collectively contributed $2.3 million of net sales in the prior year period;

●	Core brand gross sales increased 5%, driven by 22% volume growth of the Virgil’s brand;

●	Gross margin increased 380 basis points to 29% from 25% in the prior year period, reflecting the discontinuation of lower margin non-core products and the elimination of idle plant costs as a result of the Company’s transition to an asset-light sales and marketing business model;

●	New leadership has identified numerous opportunities across the supply chain to improve margins and other areas of savings to significantly improve the cash flow profile while supporting continued investment in core brands and innovation. These margin improvements should be realized as new copackers are qualified and begin production by early 2020;

●	Operating loss was $4.4 million compared with $2.1 million in the third quarter of 2018. Third quarter 2019 operating loss included $1.1 million of incremental investment in sales and marketing compared to the prior year, increased delivering and handling as a result of short-term supply chain deficiencies as well as severance-related G&A costs as a result of recent organizational changes;

●	Net loss was $4.6 million or $0.14 per share compared to $2.7 million or $0.10 per share in the prior year period; and

●	Modified EBITDA was a loss of $3.3 million compared to a loss of $1.5 million in the prior year period.

Management Commentary

“Third quarter net sales of $8.7 million and core brand gross sales growth of 5% each came in modestly above the preliminary third quarter results we issued at the end of September. However, third quarter results were significantly inhibited by supply chain deficiencies, which negatively impacted sales by approximately $1.2 million as a result of orders that were unshipped and not recovered. In addition, a lack of production capacity led to the delay of planned innovation launched for Reed’s Mules and Ginger Shots, which led to additional unrealized sales. Despite these challenges, we continued to generate strong volume growth of the Virgil’s brand following last year’s launch of Virgil’s Zero Sugar and brand refresh efforts. Production issues delayed the broad market introduction of our Reed’s Zero Sugar offering, which had a negative impact on planned growth during the third quarter. However, we are pleased to report that we saw improved fulfillment rates as the quarter progressed, successfully expanded our contract manufacturing relationships and are progressing with each of our initiatives to broaden production and support for our planned product innovation efforts. We have now identified numerous opportunities in the supply chain to improve margins and other areas of savings to reduce cash burn while still investing in our core brands and innovation initiatives. These savings will be realized as new packers are qualified and in production as we enter 2020,” stated John Bello, Chairman and Interim Chief Executive Officer of Reed’s, Inc.

“We are in the process of enhancing the leadership team with the skills and experience to successfully execute our growth strategies, including the recent addition of Norm Snyder as Chief Operating Officer. Additionally, in late October, we completed a successful public equity offering, raising $8.1 million of gross proceeds that provides the capital to effectively execute our strategic growth plans. We have the brands, the innovation pipeline, and the enhanced sales and marketing capabilities to drive growth and expand our sales opportunities across categories and channels. We remain focused on the continued expansion of our supply chain capabilities to increase our production flexibility and redundancy. The recent announcement of our partnership with Full Sail Brewing for the launch of ready-to-drink Reed’s Craft Ginger Mules is a reflection of our supply chain initiatives and provides us a highly efficient model to rapidly develop a promising brand extension opportunity into a rapidly growing category. In addition, we have just introduced a line of ginger and ginger-based energy shots to compete in the in the large and growing energy category, including broadening our distribution opportunity into the convenience store channel. We are very pleased with the strong initial reception to our launch of ginger shots,” continued Mr. Bello.

“We remain highly confident with our positioning and brand portfolio, are driving costs savings and margin improvements across the supply chain and are committed to effectively and efficiently growing our business and delivering shareholder value,” concluded Mr. Bello.

Financial Overview for the Third Quarter of 2019 Compared to the Third Quarter of 2018

During the third quarter of 2019, net sales decreased 19% to $8.7 million compared with $10.8 million in the prior year. The decrease in gross sales was 15% compared to the same period in 2018. Core brand gross sales increased 5% compared to the same period in 2018. The core brand growth was driven by 22% volume growth of the Virgil’s brand, partially offset by a 5% decline of the Reed’s brand. The decline in consolidated net sales reflected the sale of the private label business at end of fiscal 2018 and planned discontinued sales of exited and non-core products. Additionally, reflecting the supply chain challenges during the third quarter, net sales were negatively impacted by approximately $1.2 million as a result of orders that we not shipped during the period.

Gross profit during the third quarter of 2019 decreased 7% to $2.5 million compared to the same period in 2018. The decrease in gross profit primarily relates to discontinuation of non-core and private label sales, and an increase in trade discounts including slotting associated with new distribution and new product launches. Gross margin was 29% of net sales during the third quarter of 2019 compared to 25% of net sales in the same period in 2018.

Delivery and handling costs increased 36% to $1.9 million during the third quarter of 2019 compared to the same period in 2018. As a percentage of net sales, delivery and handling costs increased 880 basis points compared to the prior year, reflecting additional freight required to rebalance inventory at the needed warehouse locations, shipping innovation products produced in limited locations and a higher portion of LTL (less than truck load) shipments to support new retailer launches. As copacker production capabilities and available finished inventory expands, transportation costs are expected to be reduced.

Selling and marketing costs increased 82% to $2.5 million during the third quarter of 2019. As a percentage of net sales, selling and marketing costs increased to 29%. The increase was driven by investment in sales and marketing initiatives and infrastructure, consistent with the Company’s strategy to refresh the brands, increase brand awareness, launch new products into the market, open new retail outlets and channels and create new pull campaigns to increase core brands sales velocity and lay the groundwork to re-accelerate growth of the core brands.

General and administrative expenses (G&A) increased to $2.5 million during the third quarter of 2019 compared to $2.0 million in the prior year period. The increase in general and administrative expenses compared to the prior year period was largely driven by severance accruals with regards to the recent management changes announced on September 30, 2019.

Operating loss during the third quarter of 2019 increased to $4.4 million from $2.1 million in the prior year period.

Interest expense decreased to $0.3 million during the third quarter of 2019 from $0.6 million during the third quarter of 2018.

Net loss during the third quarter of 2019 was $4.6 million, or $0.14 per share, compared to $2.7 million, or $0.10 per share in the third quarter of 2018.

Modified EBITDA loss was $3.3 million in the third quarter of 2019 compared to a loss $1.5 million in the third quarter of 2018.

Liquidity and Cash Flow

During the first nine months of 2019, the Company used $14.6 million of cash in operating activities compared to $10.5 million of cash used in operating activities in the prior year period. In the three months ending September 30, 2019, the Company used $3.1 million of cash in operating activities compared to $0.1 million in the prior year period. The increase in cash used in operating activities during the third quarter of 2019 relates primarily to the increase in net loss. As of September 30, 2019, the Company had cash of $1.0 million and $1.0 million of available borrowing capacity on its revolving line of credit.

Follow-on Offering

On October 25, 2019, the Company closed an underwritten public offering of 13.4 million shares of common stock, including 1.75 million shares sold pursuant to the underwriters’ full exercise of their option to purchase additional shares to cover over-allotments, at a public offering price of $0.60 per share. The gross proceeds to the Company from this offering were approximately $8.1 million, before deducting commissions and other offering expenses. The company intends to use the net proceeds from the offering to fund the growth of its business, new products, sales and marketing efforts, working capital, and for general corporate purposes.

Full Year 2019 Guidance

The Company is reiterating its 2019 and 2020 annual revenue guidance provided in conjunction with the Company’s follow-on offering and filed on form 8-K on October 22, 2019. The Company expects to generate revenue in the range of $34.5 million to $35.5 million for the full year 2019 and anticipates year-over-year core brand growth of 7.5% to 10.6%. The Company anticipates a gross margin of 30% or greater for the fourth quarter of 2019. For full year 2020, the Company expects to generate revenue in the range of $38.0 to $42.6 million and anticipates year-over-year core brand growth of 10.0% to 20.0%. The Company anticipates a gross margin of 32% or greater for the full year 2020.

Third Quarter 2019 Earnings Call Details

The Company will conduct a conference call at 4:30 pm Eastern Time today, November 13, 2019 to discuss its third quarter 2019 results. This conference call can be accessed via a link on Reed’s investor website at http://investor.reedsinc.com/ under the “Events & Presentations” section or directly at http://public.viavid.com/index.php?id=136865. To listen to the live call over the Internet, please go to Reed’s website at least fifteen minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, 1-(877) 425-9470 (U.S.); or 1-(201) 389-0878 (International). Please dial in at least five minutes before the start of the conference call.

A replay of the webcast will be archived on the Company’s website at http://investor.reedsinc.com/ under the “Events & Presentations” section for approximately 90 days.

About Reed’s, Inc.

Established in 1989, Reed’s is America’s best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s best-selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 35,000 retail doors nationwide. Reed’s Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The Company uses this same handcrafted approach in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

For more information about Reed’s, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com

Public Relations and Media

Carina Troy, 360PR+

(347) 763-6555

Email: ctroy@360pr.plus

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months and Nine Months Ended September 30, 2019 and 2018

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	2019	2018	2019	2018
Net Sales	$8,740	$10,796	$26,669	$28,473
Cost of goods sold	6,238	8,115	19,390	20,447
Gross profit	2,502	2,681	7,279	8,026

Operating expenses:
Delivery and handling expense	1,902	1,395	4,369	3,598
Selling and marketing expense	2,508	1,378	7,718	3,601
General and administrative expense	2,470	1,987	6,587	6,853
Gain on sale of assets	-	-	(30)	-
Total operating expenses	6,880	4,760	18,644	14,052

Loss from operations	(4,378)	(2,079)	(11,365)	(6,026)

Interest expense	(318)	(621)	(947)	(1,542)
Change in fair value of warrant liability	131	26	23	(97)

Net loss	(4,565)	(2,674)	(12,289)	(7,665)

Dividends on Series A Convertible Preferred Stock	-	-	(5)	(5)

Net Loss Attributable to Common Stockholders	$(4,565)	$(2,674)	$(12,294)	$(7,670)

Loss per share – basic and diluted	$(0.14)	$(0.10)	$(0.38)	$(0.30)

Weighted average number of shares outstanding – basic and diluted	33,716,359	25,587,191	32,179,119	25,242,780

REED’S, INC.

BALANCE SHEETS

As of September 30, 2019 and December 31, 2018

(Amounts in thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash	$1,016	$624
Accounts receivable, net of allowance for doubtful accounts and returns and discounts of $223 and $623, respectively	4,129	2,608
Receivable from related party	-	195
Inventory, net of reserve for obsolescence of $522 and $197, respectively	9,575	7,380
Prepaid expenses and other current assets	470	131
Total Current Assets	15,190	10,938

Property and equipment, net of accumulated depreciation of $438 and $342, respectively	1,053	896
Equipment held for sale, net of impairment reserves of $118 and $118, respectively	82	82
Intangible assets	576	576
Total Assets	$16,901	$12,492

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$5,525	$5,721
Accrued expenses	1,141	1,483
Revolving line of credit	7,079	6,980
Current portion of leases payable	51	51
Total Current Liabilities	13,796	14,235

Leases payable, less current portion	747	801
Convertible note to a related party	4,551	4,161
Warrant liability	15	38
Total Liabilities	19,109	19,235

Stockholders’ deficit:
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,412 shares issued and outstanding	94	94
Common stock, $.0001 par value, 70,000,000 shares authorized, 33,720,044 and 25,729,461 shares issued and outstanding, respectively	3	3
Additional paid in capital	70,420	53,591
Accumulated deficit	(72,725)	(60,431)
Total stockholders’ deficit	(2,208)	(6,743)
Total liabilities and stockholders’ deficit	$16,901	$12,492

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2019 and 2018

(Unaudited)

(Amounts in thousands)

	September 30, 2019	September 30, 2018
Cash flows from operating activities:
Net loss	$(12,289)	$(7,665)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12	492
(Gain)/loss on sale of property & equipment	(30)	-
(Gain)/loss on termination of leases	2	94
Amortization of debt discount	225	-
Amortization of right of use assets	96	82
Stock options issued to employees for services	1,077	864
Common stock issuable for services	-	655
Common stock issued for services	520	100
Decrease in allowance for doubtful accounts	(400)	(37)
Increase in inventory reserve	325	126
Increase/(decrease) in fair value of warrant liability	(23)	97
Accrual of interest on convertible note to a related party	390	346
Lease liability	(10)	-
Changes in operating assets and liabilities:
Accounts receivable	(1,121)	(1,707)
Inventory	(2,520)	(1,236)
Prepaid expenses and other assets	(339)	(239)
Accounts payable	(196)	(4,100)
Accrued expenses	(347)	1,648
Other long term obligations	-	(16)
Net cash used in operating activities	(14,628)	(10,496)
Cash flows from investing activities:
Proceeds from sale of property and equipment	30	52
Purchase of property and equipment	(273)	(102)
Net cash used in investing activities	(243)	(50)
Cash flows from financing activities:
Borrowings on line of credit	42,179	13,495
Repayments of line of credit	(42,175)	(14,107)
Capitalization of financing cost	(130)	-
Principal repayments on capital expansion loan	-	(907)
Principal repayments on long term financial obligation	-	(174)
Advances from officers	-	50
Repayment of amounts due to/from officers	195	(277)
Principal repayments on capital lease obligation	(38)	(187)
Exercise of warrants	365	714
Proceeds from sale of common stock	14,867	-
Net cash provided by (used in) financing activities	15,263	(1,393)

Net increase/(decrease) in cash	392	(11,939)
Cash at beginning of period	624	12,127
Cash at end of period	$1,016	$188

Supplemental disclosures of cash flow information:
Cash paid for interest	$408	$971
Non Cash Investing and Financing Activities
Dividends on Series A Convertible Preferred Stock	$5	$5
Vendor credits issued for fixed asset purchases	$-	$108

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended September 30, 2019 and 2018 (unaudited; in thousands):

	Three Months Ended September 30
	2019	2018
Net loss	$(4,565)	$(2,674)

Modified EBITDA adjustments:
Depreciation and amortization	38	155
Interest expense	318	621
Stock option and other noncash compensation	368	443
Change in fair value of warrant liability	(131)	(26)
Severance	643	-
Total EBITDA adjustments	$1,236	$1,193

Modified EBITDA	$(3,329)	$(1,481)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.

Set forth below is a reconciliation of net income (loss) to Modified EBITDA for the nine months ended September 30, 2019 and 2018 (unaudited; in thousands):

	Nine Months Ended September 30
	2019	2018
Net loss	$(12,289)	$(7,665)

Modified EBITDA adjustments:
Depreciation and amortization	108	492
Interest expense	947	1,542
Stock option and other noncash compensation	1,597	1,619
Change in fair value of warrant liability	(23)	97
Severance	682	642
Total EBITDA adjustments	$3,311	$4,392

Modified EBITDA	$(8,978)	$(3,273)